                                                      PURSUANT TO RULE 424(b)(2)
                                                       REGISTRATION NO. 33-60133
PRICING SUPPLEMENT NO. 2
(To Prospectus Supplement dated August 4, 1995
and Prospectus dated July 11,
1995)

                             SOUTHERN NEW ENGLAND
                        TELECOMMUNICATIONS CORPORATION

                                 $100,000,000
           6 1/2% MEDIUM-TERM NOTES, SERIES 2, DUE FEBRUARY 15, 2002

                               ----------------

                      6 1/2% MEDIUM-TERM NOTES, SERIES 2,
                             DUE FEBRUARY 15, 2002

PRINCIPAL AMOUNT:                $100,000,000

INTEREST RATE:                      6 1/2%

PRICE TO PUBLIC:                    99.769%

UNDERWRITING DISCOUNT:               .500%

PROCEEDS TO CORPORATION:            99.269%

ORIGINAL ISSUE DATE:           February 7, 1997

FORM OF NOTE:                     Book-Entry

DATE OF MATURITY:              February 15, 2002

INTEREST PAYMENT DATES:
             February 15 and August 15 commencing August 15, 1997

REGULAR RECORD DATES:       February 1 and August 1

                               ----------------
  The 6 1/2% Medium-Term Notes, Series 2, due February 15, 2002 (the "Notes") will not be redeemable prior to maturity.

                               ----------------
  The Notes offered by this Pricing Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about February 7, 1997.

                               ----------------
LEHMAN BROTHERS                                            SALOMON BROTHERS INC

February 4, 1997

  Reference is made to the accompanying Prospectus Supplement and Prospectus for a detailed summary of additional provisions of the Notes and of the Indenture under which the Notes are issued. Terms used and not defined herein but defined in the Prospectus Supplement or Prospectus are used herein as therein defined.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in a terms agreement, dated February 4, 1997 (the "Terms Agreement"), between the Corporation and Lehman Brothers Inc. and Salomon Brothers Inc (the "Underwriters"), and the Selling Agency Agreement, dated August 4, 1995 (the "Selling Agency Agreement"), between the Corporation and the Underwriters, the Underwriters have severally agreed to purchase from the Corporation the following respective principal amounts of the Notes:

                                                                PRINCIPAL AMOUNT
         UNDERWRITER                                                OF NOTES
         -----------                                            ----------------
      Lehman Brothers Inc. ....................................   $ 50,000,000
      Salomon Brothers Inc ....................................     50,000,000
                                                                  ------------
        Total..................................................   $100,000,000
                                                                  ============

  The Terms Agreement and the Selling Agency Agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and the Underwriters will be obligated to purchase all of the Notes if any are purchased.

  The Underwriters propose initially to offer the Notes to the public at the initial public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .375% of the principal amount thereof. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount thereof, to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

  The Notes are a new issue of securities with no established trading market. The Corporation has been advised by the Underwriters that they may from time to time purchase and sell Notes in the secondary market, but they are not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Underwriters may make a market in the Notes.

  The Corporation has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect thereof.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY THE UNDERWRITERS. THIS PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                              PRICING SUPPLEMENT

Underwriting............................................................... PS-2

                             PROSPECTUS SUPPLEMENT

Description of Medium-Term Notes,
 Series 2..................................................................  S-2
Taxation...................................................................  S-5
Plan of Distribution.......................................................  S-7

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Documents
 by Reference..............................................................    2
The Corporation............................................................    3
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Description of the Debt Securities.........................................    4
Plan of Distribution.......................................................    7
Legal Opinions.............................................................    8
Experts....................................................................    8

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                                 $100,000,000

              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

    $100,000,000 6 1/2% MEDIUM-TERM NOTES, SERIES 2, DUE FEBRUARY 15, 2002

                                ---------------

                              PRICING SUPPLEMENT

                               February 4, 1997

                                ---------------

                                LEHMAN BROTHERS

                             SALOMON BROTHERS INC

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